Exhibit 5.4
October 20, 2011
Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès 08174
Barcelona, Spain
Grifols Inc.
2410 Lillyvale Avenue
Los Angeles, California 90032-3514
Re: Registration Statement on Form F-4; $1,100,000,000 Aggregate Principal Amount of the Company’s 8.25% Senior Notes due 2018
Ladies and Gentlemen:
          We make reference to the Registration Statement on Form F-4 (as amended, the “Registration Statement”), filed by Grifols Inc., a Virginia corporation (the “Company”), Grifols Italia Spa a “società per azioni” incorporated under the laws of the Republic of Italy (“Italian Guarantor”) and the guarantors not organized under the laws of the Republic of Italy (the “Foreign Guarantors” and together with the Italian Guarantor, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to $1,100,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2018 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”).
          The Exchange Notes and the Exchange Guarantees are being issued pursuant to an indenture dated as of January 21, 2011, as heretofore supplemented (the “Indenture”), by and among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
          The Exchange Notes are being offered by the Company in exchange for a like aggregate principal amount of its outstanding 8.25% Senior Notes due 2018.
          We are giving this opinion as Italian counsel for the Italian Guarantor and pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Exchange Notes and the Exchange Guarantees.

          In rendering the opinion expressed below, we have examined originals or copies certified or otherwise authenticated to our satisfaction of the following documents:
(i) an executed copy of the Indenture,
(ii) an executed copy of the first supplemental indenture, dated as of the June 1, 2011 (the “First Supplemental Indenture”),
(iii) an executed copy of the second supplemental indenture, dated as of October 4, 2011 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures”),
(iv) specimens of the Exchange Notes to be issued and delivered pursuant to the Indenture,
(iv) specimens of the Exchange Guarantees,
(v) the current by-laws (statuto) of the Italian Guarantor, and
(vi) the resolution adopted by the board of directors of the Italian Guarantor on May 20, 2011.
          In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.
          As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Company and the Guarantors and others.
          We also have assumed, with your permission and without any independent verification, (i) the valid existence and good standing of each of the parties to the Exchange Notes, the Exchange Guarantees, the Indenture and the Supplemental Indentures (collectively, the “Documents”) (other than the Italian Guarantor); (ii) that the Documents have been duly authorized, executed and delivered by each of the parties thereto (other than the Italian Guarantor); and (iii) that the Documents constitute legally valid and binding obligations of the parties thereto (other than the Italian Guarantor), enforceable against each of them in accordance with their respective terms.
          Based upon and subject to the foregoing and the comments and qualifications set forth below, we are of the opinion that:
1.	The Italian Guarantor is a società per azioni duly organized and validly existing and in good standing under the laws of the Republic of Italy;

2.	The Italian Guarantor has corporate power and authority to enter into the Exchange Guarantee and perform its obligations thereunder, and has duly taken all necessary corporate action required to authorize execution and delivery of the Exchange Guarantee and the performance of its obligations thereunder.

3.	The entry into, delivery and performance of its obligations under the Exchange Guarantee by the Italian Guarantor does not violate or result in a breach of or a default under any of (1) the by-laws of the Italian Guarantor, (2) any material contract to which the Italian Guarantor is a party (3) any Italian law applicable to the Italian Guarantor or any of their assets or properties, or (4) any judgment, order or decree known to us of any Italian court or governmental agency, body or authority or administrative agency having jurisdiction over the Italian Guarantor.

4.	No consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any Italian court or governmental agency, body or authority or administrative agency is required under any Italian law applicable to the Italian Guarantor for (i) the valid authorization, execution and delivery of the Exchange Guarantee by the Italian Guarantor, (ii) the issuance and delivery of the Exchange Guarantees to which the Italian Guarantor is party or to make interest and all other payments (including on maturity or early redemption) in United States dollars on the Exchange Notes, or (iii) for the consummation of the transactions contemplated hereby or thereby on the part of the Italian Guarantor.

5.	The choice of the laws of the State of New York as the governing law of the Documents is valid and shall be recognized and enforced by Italian courts.
          The opinions expressed in this letter are subject to the following limitations and qualifications: (A) our opinion is based solely in laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent such laws, rulings and regulations may be amended in the future; we undertake no obligation to advise you of the facts or changes in law occurring after the date of this opinion letter, which might affect the opinions expressed herein; and (B) this opinion is limited to the law of the Republic of Italy, and we express no opinion as to the law of any other jurisdiction.
          This opinion may be relied upon and referred to by Proskauer Rose LLP for the purpose of opinions to be rendered by them in connection with the registration of the Exchange Notes and Exchange Guarantees. We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

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